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[KIBEL GREEN ISSA INC. LETTERHEAD]                              Exhibit 10.2


February 13, 2000


Mr. John Golle
Chairman of the Board
THE TESSERACT GROUP INC.
9977 North 90th Street
Suite 180
Scottsdale, AZ 85258


Dear Mr. Golle:

This letter will confirm the engagement of Kibel Green Issa Inc. ("KGI") as an independent contractor ("Independent Contractor"), to provide a variety of financial and management consulting services for The TesseracT Group Inc. (the "Client") or the "Company"). KGI has already been engaged by the Company to perform many of the tasks identified herein. The following are the terms and conditions of our agreement ("Agreement").

1. The Company is experiencing financial difficulties and is asking KGI to use its best efforts to assist in formulating financial, management and operational strategies/plans for the affairs of the Company. Services which may be provided by KGI include but are not limited to the following: (1) formulating financial, management and/or operating plans; (2) advising and consulting with management and operating personnel with respect to operations and management of its business and business plans; (3) reviewing, evaluating, and participating in various negotiations with creditors, lenders, lessors, etc. . .; (4) assisting operating personnel with the specific activities required to implement and complete any operating changes; (5) analyzing and advising in areas which affect cash flow, marketing, communications and acquisition/divestiture; (6) evaluating the Company's organization structure and areas to reduce costs; (7) designing and monitoring systems and controls to help management control daily operations and relationships with creditors, including financial institutions; (8) presenting information to the Board of Directors; and (9) otherwise assisting in such matters as will aid in accomplishing the foregoing.

2. The services will be rendered by Steven J. Green, Adam M. Michelin, Steven J. Robinson and various other consultants or professionals ("Professionals") as appropriate. KGI reserves the right to utilize other KGI Professionals, not named here, as required.

3. As an Independent Contractor, we cannot be officers, directors, or partners of the Company or the Company's affiliates, and we are acting solely in an advisory and


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        consulting capacity. We cannot, and will not, make decisions on behalf of the Company. Any final decisions with regard to any of the matters involved in our engagement will remain solely those of the Client.

4.      The terms of our compensation are as follows:

        a) Time Charges: Starting February 7, 2000, you will be billed on a weekly basis on a fixed fee basis for certain professionals and the amount of time multiplied by the standard hourly billing rates other Professionals. The Fee schedule for those assigned to this project are:

            Steven J. Green         $395
            Adam M. Michelin        $350
            Steven J. Robinson      $8,000 per week
            Bruce Conklin           $10,000 per week

            We have agreed that we will manage our weekly fees not to exceed $25,000. If circumstances require additional time from either Messer's Michelin or Green or if additional KGI resources are needed we will seek prior approval for the additional fees.

            All invoices for fees will be submitted weekly. Payment of these fees (expenses paid weekly) will be made by the Company;

                  1. if KGI's fees and expenses exceed the guarantee from the
                     Pioneer Capital Group, and the Company wants KGI to continue its efforts, KGI will receive a retainer of $20,000 as security and KGI will be paid on a weekly basis for its services and expenses.

                  2. the earlier date of when: a Transaction occurs (closes)
                     where the Company is substantially sold or merged, or a cash infusion for debt or equity totaling $3.0 million or more within any 60 day period, or June 30, 2000.

            In addition to these Fees, KGI shall earn a bonus computed as follows:

            (i) 50,000 options at a strike price of $.75 per shares upon signing this Agreement. These options may be exercised at any time within 5 years; and

            (ii)    additional Earned Bonus calculated as follows:

                    1. The current market Shareholder Value is about $7,500,000 and for purposes of this agreement, this shall be called the Base Value.

                    2. The definition of Achieved Value is the average stock
                       price over ten consecutive days, multiplied by the outstanding shares on any given day,

                    3. The definition of Differential Value is the Achieved
                       Value less the Base Value.

                    4. To calculate the Earned Bonus for KGI, multiply the
                       Differential Value times the formula percentages of (5% for the first $1.0 million, plus 4% of $1.0 million to $2.0 million, plus 3% of $2.0 million to


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             $3.0 million, plus, plus 2% of $3.0 million to $4.0 million, plus
             1% thereafter). This value shall not exceed 100,000 options at $0.75.

          5. In the event the company is not sold, at the sole discretion of KGI, from one year after signing this agreement, KGI can notify in writing to the Company that it wishes determine the Differential Value. KGI will be paid in options at $.75 per share its Differential Value within 15 days of notification.

          6. In the event the Company is sold, KGI's Earned Bonus shall be calculated in the same manner as 5 above and KGI agrees to accept its Earned Fees on the same basis as equity shareholders.

        In addition to the Fees for future services described above, the Company agrees that it owns KGI $51,904.38 for Fees and Expenses for the period ending February 4, 2000.

        The Company is responsible for all obligations to KGI. As a condition for KGI accepting this assignment, KGI will receive a guarantee payment for Fees and Expenses from Pioneer Capital Group, acceptable to KGI, so that in the event the Company is unable to meet any of its obligations to KGI, KGI will be paid directly from Pioneer Capital Group. The Company and KGI acknowledge that the guarantee may be limited in amount. The Company agrees that in the event the total due KGI exceeds the guarantee; KGI can discontinue its services. Any payments received by KGI from Pioneer Capital Group under this guarantee will reduce the amount payable by the Company.

     b) Expenses: Actual out-of-pocket expenses for travel, reproduction, printing, graphics, messenger services, overnight mail, shipping, any other third party charges, telephone, supplies, computer usage/supplies, fax, postage, administrative support services and clerical assistance will be billed to you at our cost. We are pre-authorized to incur expenses for lowest available coach fares between Los Angeles, CA and Phoenix, AZ, rental cars, hotel rooms, parking/taxi associated with traveling, and a per diem allowance of $75 per person travelling for expenses not included here, i.e. meals, tips, etc. Out-of-pocket expenses are in addition to the professional fees and are due and payable by the Company upon presentation. You have authorized us to advance such costs and make such out-of-pocket expenditures as may be reasonably necessary in connection with our services.

        All out of pocket expense will be billed weekly and the Company will pay for these expenses on a weekly basis.

5. Either the Company or Kibel Green Issa Inc. may terminate this Agreement at any time with or without cause. Upon termination, all professional fees and expenses incurred through the close of business on the date of termination are due and payable. Kibel Green Issa Inc. reserves the right to stop work at any time if any invoices have not been paid. If KGI chooses to terminate the agreement without cause, all warrants earned under this agreement will be forfeited.
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        costs and expenses of attorneys, accountants, and other professionals and consultants.

12. This constitutes the entire understanding between Company and KGI regarding our services. Further, this Agreement supersedes and replaces any prior agreements between the parties regarding KGI's performance of services involving the Company. By executing this Agreement, you acknowledge that you have read it carefully and understand all of its terms. This Agreement cannot be modified except by further written agreement signed by each party.

13. If the Company desires to retain KGI to identify sources of capital (debt and/or equity), a separate agreement will be executed which outlines the scope of services and fee arrangement.

If the scope of services, compensation, terms and conditions confirm your understanding, please sign the enclosed copy of this letter and return it to us with the required retainer. It is the intention of the parties that this Agreement cover all work performed by KGI on this assignment including work that was performed prior to the execution of this Agreement.

Sincerely,                                   Accepted By:

KIBEL GREEN ISSA INC.                        THE TESSERACT GROUP, INC.


/s/ Adam M. Michelin                         /s/ John Golle
-------------------------------------        ---------------------------------
Adam M. Michelin                             John Golle
Managing Director, Sr. Vice President        Chairman of the Board

                                             2/22/00
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                                             (Date)

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Enclosure